Exhibit 10.18

EXECUTION COPY

CONFIDENTIAL MATERIAL OMITTED AND FILED

SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

ASTERISKS DENOTE SUCH OMISSIONS.

EXCLUSIVE LICENSE AGREEMENT

by and between

AMGEN INC.

and

TESARO, INC.

Dated as of March 18, 2011

EXCLUSIVE LICENSE AGREEMENT

This EXCLUSIVE LICENSE AGREEMENT (this “Agreement”) is entered into as of March 18, 2011 (the “Effective Date”) by and between AMGEN INC., a Delaware corporation having an address at One Amgen Center Drive, Thousand Oaks, California 91320 (“AMGEN”), and TESARO, INC., a Delaware corporation having an address at 309 Waverley Oaks Road, Suite 101, Waltham, Massachusetts 02452 (“TESARO”).  TESARO and AMGEN are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, AMGEN is a company engaged in the research, development, manufacturing and commercialization of pharmaceutical and biotechnology products;

WHEREAS, AMGEN possesses certain rights to patents and other intellectual property related to Anaplastic Lymphoma Kinase (“ALK”) compounds;

WHEREAS, TESARO desires to license from AMGEN such intellectual property rights, and to commercially develop, manufacture, use and distribute Products (as hereinafter defined) based upon the same throughout the world; and

WHEREAS, AMGEN desires to grant such a license to TESARO in accordance with the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the premises and the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE 1.                             DEFINITIONS

All references to particular Exhibits, Articles or Sections shall mean the Exhibits to, and Articles and Sections of, this Agreement, unless otherwise specified. For the purposes of this Agreement and the Exhibits hereto, the following words and phrases shall have the following meanings:

Section 1.1            “Abandoned Patent Right” shall have the meaning set forth in Section 4.2 (AMGEN Step-In Right).

Section 1.2            “Agreement” shall have the meaning set forth in the Preamble.

Section 1.3            “Affiliate” means, with respect to any Person, any other Person which controls, is controlled by or is under common control with such Person, for as long as such control exists. For purposes of this Section, “control” shall mean the direct or indirect ownership of more than fifty percent (50%) of the voting or economic interest of a Person, or the power, whether pursuant to contract, ownership of securities or otherwise, to direct the management and policies of a Person. Notwithstanding the foregoing, the term “Affiliate” with respect to TESARO shall not include New Enterprise Associates and its Affiliates. For clarity, once a Person ceases to be an Affiliate of a Party, then, without any further action, such Person shall cease to have any rights, including license and sublicense rights, under this Agreement by reason of being an Affiliate of such Party.

Section 1.4            “ALK Compounds” means any small molecule compound that inhibits ALK as *.

Section 1.5            “AMGEN” shall have the meaning set forth in the Preamble.

Section 1.6            “AMGEN Acquiree” shall have the meaning set forth in Section 10.9 (Sale Transaction or AMGEN Acquisition).

Section 1.7            “AMGEN Acquisition” shall have the meaning set forth in Section 10.9 (Sale Transaction or AMGEN Acquisition).

Section 1.8            “AMGEN Indemnified Parties” shall have the meaning set forth in Section 7.1.2 (By TESARO).

Section 1.9            “Audited Party” shall have the meaning set forth in Section 3.7 (Records and Audits).

Section 1.10         “Commercially Reasonable Efforts” means those efforts and resources commensurate with those efforts commonly used in the pharmaceutical industry by a company of comparable size in connection with the development or commercialization of pharmaceutical products that are of similar status, including, with respect to commercial potential, the proprietary position of the product, the regulatory status and approval process, the probable profitability of the applicable product, and other relevant factors such as technical, legal, scientific or medical factors. In determining the level of efforts constituting “Commercially Reasonable Efforts,” the following shall not be taken into account: (a) * or (b) *.

Section 1.11         “Confidential Information” shall have the meaning set forth in Section 8.1.1 (Confidential Information).

Section 1.12         “Control” or “Controlled” means, with respect to any Know-How, material, Patent Right, or other intellectual property right, the possession (whether by ownership or license) by a Party or its Affiliates of the ability to grant to the other Party a license or access as provided herein to such Know-How, material, Patent Right, or other intellectual property right, without violating the terms of any agreement or other arrangement with any Third Party, or being obligated to pay any royalties or other consideration therefor, in existence as of the time such Party or its Affiliates would first be required hereunder to grant the other Party such license or access.

Section 1.13         “Cover” means (a) with respect to Licensed Know-How, the Exploitation of the product would require use of such Licensed Know-How, and (b) with respect to a Patent Right, a Valid Claim would (absent a license thereunder or ownership thereof) be Infringed by the Exploitation of the product; provided, however, that in determining whether a Valid Claim that is a claim of a pending application would be Infringed, it shall be treated as if issued as then currently prosecuted. Cognates of the word “Cover” shall have correlative meanings.

Section 1.14         “Defending Party” shall have the meaning set forth in Section 4.4 (Defense of Third Party Claims).

Section 1.15         “Diligence Notice” shall have the meaning set forth in Section 5.2 (Diligence).

Section 1.16         “Disclosing Party” shall have the meaning set forth in Section 8.1.1 (Confidential Information).

Section 1.17         “Effective Date” shall have the meaning set forth in the Preamble.

Section 1.18         “EMA” means the European Medicines Agency or any successor entity thereto.

Section 1.19         “Enforcing Party” shall have the meaning set forth in Section 4.3.3 (Progress Reports).

Section 1.20         “Excluded Product” shall have the meaning set forth in Section 10.9 (Sale Transaction or AMGEN Acquisition).

Section 1.21         “Exclusivity Period” shall have the meaning set forth in Section 2.3 (Right of First Negotiation).

Section 1.22         “Exploit” means to research, develop, make, use, offer for sale, sell, import, export or otherwise exploit, or transfer possession of or title in, a product. Cognates of the word “Exploit” shall have correlative meanings.

Section 1.23         “FDA” means the United States Food and Drug Administration or any successor entity thereto.

Section 1.24         “First Commercial Sale” means, with respect to any Product in any country, the first sale for end use or consumption of such Product in such country after an NDA has been granted in such country.

Section 1.25         “FTE” means the equivalent of the work of one employee full time for one year consisting of at least a total of * weeks or * hours per year (excluding *). No one person shall be permitted to account for more than one FTE.

Section 1.26         “FTE Rate” means $* per FTE per year.

Section 1.27         “GAAP” means United States generally accepted accounting principles applied on a consistent basis. Unless otherwise defined or stated herein, financial terms shall be calculated under GAAP.

Section 1.28         “Governmental Authority” means any court, agency, department, authority or other instrumentality of any national, state, county, city or other political subdivision.

Section 1.29         “IND” means an Investigational New Drug Application filed with the FDA for human clinical testing of a drug or any foreign equivalent thereof.

Section 1.30         “Infringe” or “Infringement” means any infringement as determined by Law, including, without limitation, direct infringement, contributory infringement or any inducement to infringe.

Section 1.31         “Issuing Party” shall have the meaning set forth in Section 8.2.2 (Review).

Section 1.32         “Know-How” means techniques, technology, trade secrets, inventions (whether patentable or not), methods, know-how, data and results (including pharmacological, toxicological and clinical data and results), analytical and quality control data and results, regulatory documents, and other information, compositions of matter, cells, cell lines, assays, animal models and other physical, biological, or chemical material.

Section 1.33         “Law” means, individually and collectively, any and all laws, ordinances, rules, directives, administrative circulars and regulations of any kind whatsoever of any Governmental Authority within the applicable jurisdiction.

Section 1.34         “Licensed ALK Compounds” means (a) those small molecule compounds listed on Exhibit B, and (b) any small molecule compound that both (i) inhibits ALK as * and (ii) has a sub-structure set forth on Exhibit F. For the sake of clarity, “Licensed ALK Compounds” shall exclude any *.

Section 1.35         “Licensed Field” means any and all human uses.

Section 1.36         “Licensed Know-How” means all Know-How that both (a) is Controlled by AMGEN and (b) was actually used by AMGEN in its development of the Licensed ALK Compounds listed on Exhibit B prior to the Effective Date, including the Know-How set forth on Exhibit A hereto.

Section 1.37         “Licensed Materials” means those certain chemical compounds set forth on Table 1 of Exhibit A hereto.

Section 1.38         “Licensed Patents” means the Patent Rights set forth on Exhibit C.

Section 1.39         “Losses” shall have the meaning set forth in Section 7.1.1 (By AMGEN).

Section 1.40         “Major EU Market Country” means any of the United Kingdom, France, Italy, Germany and Spain.

Section 1.41         “Major Market Country” means any of the United States of America, Japan, the United Kingdom, France, Italy, Germany and Spain.

Section 1.42         “Marketing Approval” means all approvals, licenses, registrations or authorizations of the Regulatory Authority in a country, necessary for the manufacture, use, storage, import, marketing and sale of a Product in such country.

Section 1.43         “Milestone Events” shall have the meaning set forth in Section 3.2 (Milestone Payments).

Section 1.44         “Milestone Payments” shall have the meaning set forth in Section 3.2 (Milestone Payments).

Section 1.45         *

Section 1.46         “NDA” means (a) a New Drug Application as described in Title 21 of the U.S. Code of Federal Regulations, Part 314, et seq., that is filed with the FDA in order to gain the FDA’s approval to commercialize a pharmaceutical product in the United States; or (b) any corresponding foreign application in another country or regulatory jurisdiction in the Territory, including in the case of the European Union, a Marketing Approval Application filed with the EMA pursuant to the centralized approval procedure or with the applicable Regulatory Authority of a country in the European Union with respect to the mutual recognition or any other national approval procedure.

Section 1.47         “Negotiation Notice” shall have the meaning set forth in Section 2.3 (Right of First Negotiation).

Section 1.48         “Net Sales” means, with respect to any Product, the gross sales price of such Product sold by TESARO, its Affiliates or Sublicensee(s) (the “Selling Party”) for sale to Third Parties, less:

(a)                                  non-recoverable sales taxes, excise taxes, use taxes, VAT and duties paid by the Selling Party in relation to Product(s) and any other equivalent governmental charges imposed upon the importation, use or sale of Product(s) (excluding taxes when assessed on income derived from sales);

(b)                                 credits and allowances (actually allowed or paid) for defective or returned Product(s), including allowances for spoiled, damaged, out-dated, rejected, returned, withdrawn or recalled Product(s);

(c)                                  reasonable fees paid to wholesalers, distributors, selling agents (excluding any sales representatives of a Selling Party), group purchasing organizations, Third Party payors, other contractees and managed care entities;

(d)                                 reasonable transportation charges relating to Product(s), including handling charges and insurance premiums relating thereto to the extent included as a separate entry on the invoice for such product (provided, however, that the total of all items in subsection 1.48(d) shall be capped at 2% of the gross sales price for the relevant period);

(e)                                  retroactive price reductions actually granted to the Third Party applicable to sales of such product; and

(f)                                    trade, cash, prompt payment and/or quantity discounts, actually allowed and taken directly by the Third Party, and mandated discounts.

Net Sales will be determined from books and records maintained in accordance with GAAP, consistently applied throughout the organization and across all products of the entity whose sales of Products are giving rise to Net Sales.

Where a Product is sold in combination with other pharmaceutical products, the Net Sales applicable to such transaction shall be calculated by multiplying the total Net Sales of such combined product by the fraction A/(A+B), where A is the actual price of the Product in the same dosage amount or quantities in the applicable country during the applicable quarter if sold separately, and B is the sum of the actual prices of all other products with which the Product is combined, in the same dosage amount or quantities in the applicable country during the applicable quarter if sold separately. If A or B cannot be determined because values for the Product or other products with which the Product is combined are not available separately in a particular country, then AMGEN and TESARO shall discuss an appropriate allocation for the fair market value of the Product and other products with which the Product is combined to mutually determine Net Sales for the relevant transactions based on an equitable method of determining the same that takes into account, in the Territory, variations in potency, the relative contribution of each therapeutically active ingredient, and relative value to the end user of each therapeutically active ingredient.

Net Sales shall also include, with respect to any Product sold or otherwise disposed of for any consideration other than an exclusively monetary consideration on bona fide arm’s length terms, an amount equal to the average sales price for such Product having the same dosage form and strength during the applicable reporting period in the country where such sale or other disposal occurred when such Product is sold alone and not with other products, or if such Product is not sold alone in such country during the applicable reporting period, then an amount equal to the average sales price during the applicable reporting period generally achieved for such Product having the same dosage form and strength in the rest of the Territory.

Sales of Product(s) between or among TESARO and its Affiliates or Sublicensees shall be excluded from the computation of Net Sales and no payments shall be payable on such sales except where such Affiliates or Sublicensees are end users.

Section 1.49         “Out-License” shall have the meaning set forth in Section 2.3 (Right of First Negotiation).

Section 1.50         “Patent Rights” means any provisional and non-provisional patents and patent applications, together with all additions, divisions, continuations, continuations-in-part, substitutions, reissues, re-examinations, extensions, registrations, patent term extensions, supplemental protection certificates, renewals and the like with respect to any of the foregoing.

Section 1.51         “Party” shall have the meaning set forth in the Preamble.

Section 1.52         “Person” means any corporation, limited or general partnership, limited liability company, joint venture, trust, unincorporated association, governmental body, authority, bureau or agency, any other entity or body, or an individual.

Section 1.53         “Phase 1 Clinical Trial” means any human clinical trial of a Product that would satisfy the requirements of 21 C.F.R. § 312.21(a) or its non-United States equivalents.

Section 1.54         “Phase 2 Clinical Trial” means any human clinical trial of a Product that would satisfy the requirements of 21 CFR § 312.21(b) or its non-United States equivalents. A “Phase 2/3 Clinical Trial” shall be deemed to be a Phase 2 Clinical Trial with respect to the portion of that clinical trial that is regarded as its Phase 2 component, in accordance with the applicable protocol.

Section 1.55         “Phase 3 Clinical Trial” means any human clinical trial of a Product that would satisfy the requirements of 21 CFR § 312.21(c) or its non-United States equivalents. A “Phase 2/3 Clinical Trial” shall be deemed to be a Phase 3 Clinical Trial with respect to the portion of that clinical trial that is regarded as its Phase 3 component, in accordance with the applicable protocol.

Section 1.56         “Product(s)” means any Licensed ALK Compound to the extent Covered either (a) under the Licensed Know-How or (b) by any Valid Claim under the Licensed Patents in any country. For the sake of clarity, if a Licensed ALK Compound is Covered by a Valid Claim under the Licensed Patents in one country within the Territory, it shall be deemed to be a Product in all countries within the Territory.

Section 1.57         “Receiving Party” shall have the meaning set forth in Section 8.1.1 (Confidential Information).

Section 1.58         “Regulatory Authority” means any Governmental Authority or other authority responsible for granting Marketing Approvals for Products, including the FDA, EMA and any corresponding national or regional regulatory authorities.

Section 1.59         “Regulatory Exclusivity” means, with respect to a Product, any exclusive marketing rights or data exclusivity rights conferred by any Regulatory Authority with respect to the Product other than a Patent Right.

Section 1.60         “Release” shall have the meaning set forth in Section 8.2.2 (Review).

Section 1.61         “Reviewing Party” shall have the meaning set forth in Section 8.2.2 (Review).

Section 1.62         “Royalty Term” shall have the meaning set forth in Section 3.3 (Royalties).

Section 1.63         “Sale Transaction” shall have the meaning set forth in Section 10.9 (Successors and Assigns).

Section 1.64         “Sublicensee(s)” shall mean any Person other than an Affiliate of TESARO to which TESARO has granted a sublicense under this Agreement.

Section 1.65         “Summary” shall have the meaning set forth in Section 2.3 (Right of First Negotiation).

Section 1.66         “Term” shall have the meaning set forth in Section 9.1 (Term).

Section 1.67         “Territory” means the entire world.

Section 1.68         “TESARO” shall have the meaning set forth in the Preamble.

Section 1.69         “TESARO Indemnified Parties” shall have the meaning set forth in Section 7.1.1 (By AMGEN).

Section 1.70         “Third Party” means a Person other than (a) AMGEN or any of its Affiliates and (b) TESARO or any of its Affiliates.

Section 1.71         “Third Party Acquirer” shall have the meaning set forth in Section 10.9 (Sale Transaction or AMGEN Acquisition).

Section 1.72         “Transaction Notice” shall have the meaning set forth in Section 2.3 (Right of First Negotiation).

Section 1.73         “Valid Claim” means a claim of any issued and unexpired patent or patent application within the Licensed Patents and that has not been held invalid or unenforceable by a final decision of a court or governmental agency of competent jurisdiction, which decision can no longer be appealed or was not appealed within the time allowed; provided, however, that if a claim of a pending patent application within the Licensed Patents shall not have issued within * after the earliest filing date from which such claim takes priority, such claim shall not constitute a Valid Claim for the purposes of this Agreement unless and until a Patent Right issues with such claim (from and after which time the same would be deemed a Valid Claim).

Section 1.74         “VAT” shall have the meaning set forth in Section 3.8.3 (VAT).

ARTICLE 2.        LICENSE GRANT

Section 2.1            Grant. Subject to the terms and conditions of this Agreement, AMGEN hereby grants to TESARO (a) an exclusive (even as to AMGEN and its Affiliates), royalty bearing, sublicenseable (but only in accordance with Section 2.2 (Sublicenses) and Section 2.3 (Right of First Negotiation)), license under the Licensed Patents and (b) a non-exclusive, royalty bearing, sublicenseable (but only in accordance with Section 2.2 (Sublicenses) and Section 2.3 (Right of First Negotiation)) license under the Licensed Know-How, in each case, to Exploit Product(s) in the Licensed Field in the Territory during the Term. Notwithstanding the foregoing, the Licensed Know-How shall be sublicenseable only in connection with the rights of TESARO with respect to Products and not with respect to any other products or services. Notwithstanding the foregoing, AMGEN retains the right to discover, make, have made, and use ALK Compounds (including Licensed ALK Compounds) for internal research purposes only (but not the right to further develop or commercialize any such ALK Compounds).

Section 2.2            Sublicenses. Subject to compliance by TESARO with its obligations under Section 2.3 (Right of First Negotiation) below, the licenses granted in Section 2.1 (Grant) may be sublicensed, in full or in part, by TESARO by a written agreement to its Affiliates and Third Parties (with the right to sublicense through multiple tiers), provided, that as a condition precedent to and requirement of any such sublicense:

(a)                                  Any such permitted sublicense shall be consistent with and subject to the terms and conditions of this Agreement;

(b)                                 TESARO will be responsible for any and all obligations of such Sublicensee as if such Sublicensee were “TESARO” hereunder;

(c)                                  Any such Sublicensee will agree in writing to be bound by similar obligations as “TESARO” hereunder with respect to the activities of such Sublicensee hereunder (and not with respect to the activities of any other), including with respect to Article 8 (Confidentiality) and Sections 2.5 (Restrictions), 2.7 (Limited Exploitation Rights), 7.1 (Indemnity), 9.2.2 (Termination for IP Challenge), and 9.5 (Effects of Termination); and

(d)                                 Amgen will be made an express third-party beneficiary of any such Sublicensee’s obligations under such sublicense agreement that relate to compliance with the terms and conditions of this Agreement, including with respect to Article 8 (Confidentiality) and Sections 2.5 (Restrictions), 2.7 (Limited Exploitation Rights), 7.1 (Indemnity), 9.2.2 (Termination for IP Challenge), and 9.5 (Effects of Termination).

Section 2.3            Right of First Negotiation. If TESARO seeks to grant a sublicense (an “Out-License”) under the Licensed Patents or Licensed Know-How to a Third Party for development and/or commercialization of any Product, then TESARO will notify AMGEN in advance in writing and provide a non-confidential summary of the Product that is the subject of the proposed sublicense, as well as the intended scope (i.e., field and territory) of the Out-License (a “Transaction Notice”). If AMGEN desires to evaluate such Out-License, then AMGEN will notify TESARO within * days of its receipt of the Transaction Notice (a “Negotiation Notice”). Promptly after TESARO’s receipt of a Negotiation Notice, TESARO will provide AMGEN with a confidential summary of the Product (each, a “Summary”), including material clinical and preclinical data (as well as such other information that AMGEN may reasonably request), which Summary shall be deemed to be Confidential Information of TESARO under this Agreement. For * days following AMGEN’s receipt of a Summary (the “Exclusivity Period”), AMGEN will have an exclusive right to negotiate an exclusive, royalty-bearing license to such Product from TESARO. If AMGEN (a) does not deliver a Negotiation Notice to TESARO within the applicable * day period, (b) does not deliver to TESARO a written proposal for the terms of an Out-License to AMGEN during the Exclusivity Period, or (c) declines in writing the Out-License after review of the Summary, then AMGEN shall be deemed to have waived its rights under this Section 2.3 (Right of First Negotiation) with respect to such Product (but solely to the extent as proposed in such Transaction Notice). If AMGEN and TESARO do not mutually agree on the terms of an Out-License to AMGEN within the Exclusivity Period, TESARO will be free to negotiate an Out-License for such Product with any Third Party, subject to the terms of Section 2.2 (Sublicenses); provided, however, that TESARO would not be entitled to subsequently grant development or commercialization rights to a Third Party on financial and commercial terms less favorable, in the aggregate, to TESARO than those last offered by AMGEN or with a broader scope than as set forth in the Transaction Notice. For the sake of clarity, an Out-License shall not include the grant of a sublicense to a contract manufacturer or a contract research organization solely for the purpose of manufacturing or developing Products for TESARO or to a Third Party distributor selling finished Product purchased from TESARO.

Section 2.4            Transfer of Licensed Know-How and Licensed Materials. AMGEN shall transfer to TESARO, at * expense, the Licensed Know-How and Licensed Materials listed on Exhibit A in accordance with the protocols listed on Exhibit A. Thereafter, to the extent reasonably requested by TESARO in connection with its Exploitation of a Product, AMGEN shall provide reasonable consulting support to TESARO as specified in Exhibit A at * expense (including *). TESARO acknowledges that any materials transferred by AMGEN to TESARO under this Agreement are experimental in nature and may have unknown characteristics and therefore agrees to use prudence and reasonable care in the use, handling, storage, transportation and disposition and containment of any such materials. Accordingly, no such materials shall be used in any human application, including any clinical trial.

Section 2.5            Restrictions. During the Term, AMGEN (and, subject to Section 10.9 (Sale Transaction or AMGEN Acquisition), its Affiliates) shall not Exploit any ALK Compound; provided, however, that AMGEN shall retain the right to research, make, have made, and use any ALK Compound (including Licensed ALK Compounds) for internal research purposes. During the Term and for a period of * years thereafter, TESARO (and, subject to Section 10.9 (Sale Transaction or AMGEN Acquisition), its Affiliates) shall not, and shall not license or authorize any Third Party to, Exploit any ALK Compound, except, during the Term, for a Product.

Section 2.6            No Other Rights. TESARO acknowledges that the rights and licenses granted under this Article 2 (License Grant) and elsewhere in this Agreement are limited to the scope expressly granted. Accordingly, except for the rights expressly granted under this Agreement, no right, title, or interest of any nature whatsoever is granted whether by implication, estoppel, reliance, or otherwise, by AMGEN to TESARO. All rights that are not specifically granted herein are reserved to AMGEN. Without limiting the foregoing, TESARO hereby acknowledges that AMGEN retains the right to Exploit, and authorize (by license or otherwise) Third Parties to Exploit, any product other than a Product even if such product is covered by a claim within the Licensed Patents.

Section 2.7            Limited Exploitation Rights. Without limiting the provisions of Section 2.6 (No Other Rights), TESARO agrees (on behalf of itself and its Affiliates), and shall cause each of its Sublicensees to agree as a condition to the grant of a Sublicense, not to Exploit any Licensed Know-How or Licensed Patents for any products other than Products.

ARTICLE 3.        FEES, ROYALTIES, & PAYMENTS

Section 3.1            Upfront Payment. TESARO shall pay to AMGEN, within ten (10) days of the Effective Date, a non-refundable, non-creditable upfront payment of Five Hundred Thousand Dollars ($500,000.00).

Section 3.2            Milestone Payments. TESARO shall pay to AMGEN certain milestone payments (“Milestone Payments”) following the first occurrence of certain milestone events, as set forth in Section 1 of Exhibit D (the “Milestone Events”). TESARO shall pay to AMGEN the applicable Milestone Payment within * days after the first occurrence of an applicable Milestone Event. For clarity, each Milestone Payment is payable only once; no Milestone

Payment shall be payable for subsequent or repeated achievements of such Milestone Event with one or more of the same or different Products. Each of the Milestone Payments shall be nonrefundable and non-creditable. In the event that a Milestone Event relating to clinical development is achieved and payment with respect to the previous Milestone Event(s) has not been made by TESARO, then TESARO shall promptly pay AMGEN all such unpaid payments with respect to such previous Milestone Event(s).

Section 3.3            Royalties. TESARO shall pay to AMGEN the tiered royalties set forth in Section 2 of Exhibit D on cumulative Net Sales of all Products sold by a Selling Party during the applicable Royalty Term. Any such payments shall be made within * days of the end of each calendar quarter. TESARO’s obligation to pay royalties with respect to a Product in a particular country shall commence upon the First Commercial Sale of such Product in such country and shall expire on a country-by-country and Product-by-Product basis on the later of (a) the date on which the Exploitation of a Product is no longer Covered by a Valid Claim of a Licensed Patent in such country, (b) the loss of Regulatory Exclusivity for the Product in such country, or (c) the tenth (10th) anniversary of the First Commercial Sale of the Product in such country (the “Royalty Term”).

Section 3.4            Method of Payment. Unless otherwise agreed by the Parties, all payments due from TESARO to AMGEN under this Agreement shall be paid in U.S. Dollars by wire transfer or electronic funds transfer of immediately available funds to the following account:

Beneficiary Name: Amgen Inc.

Beneficiary Account #: *

Bank Name: *

ABA#: *

Swift Code: *

After the First Commercial Sale of the first Product and until expiration of the last Royalty Term, TESARO shall prepare and deliver to AMGEN royalty reports of the sale of Products by the Selling Parties for each calendar quarter within * days of the end of each such calendar quarter specifying in the aggregate and on a Product-by-Product and country-by-country basis: (a) *; (b) * (“Net Sales”) *; (c) Net Sales; and (d) royalties payable.

Section 3.5            Currency Conversion. In the case of sales outside the United States, payments received by TESARO will be expressed in the U.S. Dollar equivalent calculated on a quarterly basis in the currency of the country of sale and converted to their U.S. Dollar equivalent using the average rate of exchange over the applicable calendar quarter to which the sales relate, in accordance with GAAP and the then current standard methods of TESARO or the applicable Sublicensee, to the extent reasonable and consistently applied; provided, however, that if, at such time, TESARO does not use a rate for converting into U.S. Dollar equivalents that is maintained in accordance with GAAP, then TESARO shall use a rate of exchange which corresponds to the rate of exchange for such currency reported in The Wall Street Journal, Internet U.S. Edition at www.wsj.com, as of the last day of the applicable reporting period (or, if unavailable on such date, the first date thereafter on which such rate is available). TESARO will inform AMGEN as to the specific exchange rate translation methodology used for a particular country or countries.

Section 3.6            Late Payments. In the event that any payment due hereunder is not made when due, the payment shall accrue interest beginning on the day following the due date thereof, calculated at the annual rate of the sum of * on the date said payment is due, the interest being compounded on the last day of each calendar quarter; provided, however, that in no event shall said annual interest rate exceed the maximum rate permitted by Law. Each such payment when made shall be accompanied by all interest so accrued. Said interest and the payment and acceptance thereof shall not negate or waive the right of any Party to seek any other remedy, legal or equitable, to which it may be entitled because of the delinquency of any payment including, but not limited to termination of this Agreement as set forth in Article 9 (Term & Termination).

Section 3.7            Records and Audits. TESARO will keep complete and accurate records relating to the calculations of Net Sales generated in the then current calendar year and payments required under this Agreement, and during the preceding * years. AMGEN will have the right, * at *, to have a nationally recognized, independent, certified public accounting firm, selected by it, review any such records of TESARO and its Affiliates and Sublicensees (the “Audited Party”) in the location(s) where such records are maintained by the Audited Party upon reasonable written notice (which shall be no less than * days’ prior written notice) and during regular business hours and under obligations of strict confidence, for the sole purpose of verifying the basis and accuracy of payments made under Section 3.3 (Royalties) within the * month period preceding the date of the request for review. No * will be subject to audit under this Section more than once. TESARO will receive a copy of each such report concurrently with receipt by AMGEN. Should such inspection lead to the discovery of a discrepancy to AMGEN’s detriment, TESARO will, * days after receipt of such report from the accounting firm, pay any undisputed amount of the discrepancy together with interest at the rate set forth in Section 3.6 (Late Payments). * will pay the full cost of the review unless the underpayment of amounts due to * is greater than * percent * of the amount due for the entire period being examined, in which case * will pay the cost charged by such accounting firm for such review. Should the audit lead to the discovery of a discrepancy to * detriment, * may credit the amount of the discrepancy, without interest, against future payments payable to * under this Agreement, and if there are no such payments payable, then * shall pay to * the amount of the discrepancy, without interest, within * days of * receipt of the report.

Section 3.8            Taxes.

3.8.1       Sales Tax. TESARO is responsible for the payment of any state or local, sales or use, or similar fees or taxes arising as a result of the transfer of Licensed Materials by AMGEN to TESARO pursuant to Section 2.4 (Transfer of Licensed Know-How and Licensed Materials), and TESARO will remit such fees or taxes to AMGEN, as the collection agent, upon invoice.

3.8.2       Withholding. In the event that any Law requires TESARO to withhold taxes with respect to any payment to be made by TESARO pursuant to this Agreement, TESARO will notify AMGEN of such withholding requirement prior to making the payment to

AMGEN and provide such assistance to AMGEN, including the provision of such documentation as may be required by a tax authority, as may be reasonably necessary in AMGEN’s efforts to claim an exemption from or reduction of such taxes. TESARO will, in accordance with such Law withhold taxes from the amount due, remit such taxes to the appropriate tax authority, and furnish AMGEN with proof of payment of such taxes within * days following the payment. If taxes are paid to a tax authority, TESARO shall provide reasonable assistance to AMGEN to obtain a refund of taxes withheld, or obtain a credit with respect to taxes paid.

3.8.3       VAT. All payments due to AMGEN from TESARO pursuant to this Agreement shall be paid exclusive of any value-added tax (“VAT”) (which, if applicable, shall be payable by TESARO upon receipt of a valid VAT invoice). If AMGEN is required to report any such tax, TESARO shall promptly provide AMGEN with applicable receipts and other documentation necessary or appropriate for such report.

ARTICLE 4.        PATENT PROSECUTION, MAINTENANCE, & INFRINGEMENT

Section 4.1            Prosecution and Maintenance. TESARO shall have the first right to file, prosecute and maintain all Patent Rights specified under Licensed Patents * using outside counsel reasonably acceptable to AMGEN. TESARO will use Commercially Reasonable Efforts to prepare, file, prosecute, defend and maintain all Patent Rights specified under Licensed Patents, provided, however, that TESARO does not represent or warrant that any patent will issue or be granted based on patent applications contained in the Licensed Patents. AMGEN shall reasonably cooperate with TESARO’s requests for data, affidavits, and other information and assistance to support prosecution and maintenance of the Patent Rights in the Licensed Patents; provided, however, that * shall reimburse * with respect to such cooperation. TESARO shall promptly upon receipt forward to AMGEN copies of any significant office actions, communications, and correspondence relating to the Licensed Patents. AMGEN shall have the right to comment on and to discuss prosecution and maintenance activities with TESARO, and TESARO shall consider the same in good faith.

Section 4.2            AMGEN Step-In Right. Notwithstanding the foregoing, if TESARO declines to file, prosecute or maintain any Patent Rights, elects to allow any Patent Rights to lapse in any country, or elects to abandon any Patent Rights (in each case to the extent contained in the Licensed Patents) before all appeals within the respective patent office have been exhausted (each, an “Abandoned Patent Right”), then:

(a)                                  TESARO shall provide AMGEN with reasonable notice of such decision so as to permit AMGEN to decide whether to file, prosecute or maintain such Abandoned Patent Rights and to take any necessary action (which notice shall, in any event, be given no later than * days prior to the next deadline for any action that may be taken with respect to such Abandoned Patent Right with the U.S. Patent & Trademark Office or any foreign patent office).

(b)                                 AMGEN, at AMGEN’s expense, may assume control of the filing, prosecution and/or maintenance of such Abandoned Patent Rights.

(c)                                  AMGEN shall have the right to transfer the responsibility for such filing, prosecution and maintenance of such Abandoned Patent Rights to patent counsel (outside or internal) selected by AMGEN.

(d)                                 TESARO shall, at AMGEN’s reasonable request, assist and cooperate in the filing, prosecution and maintenance of such Abandoned Patent Rights.

(e)                                  In the event a patent issues with respect to any such Abandoned Patent Rights, AMGEN shall provide reasonable notice to TESARO thereof and such Abandoned Patent Right shall be excluded from the license granted by AMGEN to TESARO under Section 2.1 (Grant), unless TESARO reimburses AMGEN for its internal and external costs and expenses related to the prosecution and maintenance of such Abandoned Patent Right within * days of issuance of any such patent and assumes, in writing, the responsibility for the continued prosecution and maintenance of such Patent Rights in accordance with the provisions of Section 4.1 (Prosecution and Maintenance). Additionally, in the event a patent issues with respect to any Abandoned Patent Rights and TESARO does not elect to reimburse AMGEN pursuant to clause (i) of this Section 4.2(e) and assume prosecution and maintenance of such Patent Rights pursuant to clause (ii) of this Section 4.2(e), then, notwithstanding the provisions of Section 2.5 (Restrictions), AMGEN shall be permitted to pursue any product, including an ALK Compound, that is covered by any such Abandoned Patent Right.

Section 4.3            Enforcement.

4.3.1       TESARO Enforcement. Each Party will notify the other promptly in writing when any Infringement by a Third Party is uncovered or reasonably suspected. TESARO shall have the first right to enforce any patent within the Licensed Patents against any Infringement or alleged Infringement thereof, and shall at all times keep AMGEN informed as to the status thereof. TESARO may, at its own expense, institute suit against any infringer or alleged infringer and control and defend such suit in a manner consistent with the terms and provisions hereof and recover any damages, awards or settlements resulting therefrom, subject to Section 4.5 (Recovery). AMGEN shall reasonably cooperate in any such litigation at TESARO’s expense. TESARO shall not enter into any settlement of any claim described in this Section 4.3.1 (TESARO Enforcement) that admits to the invalidity or unenforceability of the Licensed Patents, incurs any financial liability on the part of AMGEN or requires an admission of liability, wrongdoing or fault on the part of AMGEN without AMGEN’s prior written consent.

4.3.2       AMGEN Enforcement. If TESARO elects not to enforce any patent within the Licensed Patents, then it shall so notify AMGEN in writing within * days of receiving notice that an Infringement exists, and AMGEN may, in its sole judgment and at its own expense, take steps to enforce any patent and control, settle, and defend such suit in a manner consistent with the terms and provisions hereof, and recover any damages, awards or settlements resulting therefrom, subject to Section 4.5 (Recovery). TESARO shall reasonably cooperate in any such litigation at AMGEN’s expense. AMGEN shall not enter into any settlement of any claim described in this Section 4.3.2 (AMGEN Enforcement) that admits to the invalidity or unenforceability of the Licensed Patents, incurs any financial liability on the part of TESARO or requires an admission of liability, wrongdoing or fault on the part of TESARO without TESARO’s prior written consent.

4.3.3       Progress Reports.  The Party initiating or defending any such enforcement action (the “Enforcing Party”) shall keep the other Party reasonably informed of the progress of any such enforcement action, and such other Party shall have the individual right to participate with counsel of its own choice at its own expense.

Section 4.4            Defense of Third Party Claims. If either (a) any Product Exploited by or under authority of TESARO becomes the subject of a Third Party’s claim or assertion of infringement of a patent relating to the manufacture, use, sale, offer for sale or importation of such Product in the Licensed Field in the Territory, or (b) if a declaratory judgment action is brought naming either Party as a defendant and alleging invalidity of any of the Licensed Patents, the Party first having notice of the claim or assertion shall promptly notify the other Party, and the Parties shall promptly confer to consider the claim or assertion and the appropriate course of action. Unless the Parties otherwise agree in writing, each Party shall have the right to defend itself against a suit that names it as a defendant (the “Defending Party”). None of the Parties shall enter into any settlement of any claim described in this Section 4.4 (Defense of Third Party Claims) that admits to the invalidity or unenforceability of the Licensed Patents, incurs any financial liability on the part of any other Party or requires an admission of liability, wrongdoing or fault on the part of the other Party without such other Party’s written consent. In any event, the other Party shall reasonably assist the Defending Party and cooperate in any such litigation at the Defending Party’s request and expense.

Section 4.5            Recovery. Except as otherwise provided, the costs and expenses of the Party bringing suit under Section 4.3 (Infringement) shall be borne by such Party, and any damages, settlements or other monetary awards recovered shall be shared as follows: (i) the amount of such recovery actually received by the Party controlling such action shall first be applied to the out-of-pocket costs of each Party in connection with such action; and then (ii) the remainder of the recovery shall be shared as follows:

(a)                                  If * is the Enforcing Party, * percent * to * and * percent * to *; and

(b)                                 If * is the Enforcing Party, * percent * to *.

Section 4.6            Patent Term Extensions and Filings for Regulatory Exclusivity Periods. TESARO will advise AMGEN when it is considering any patent term extension or supplementary protection certificates or their equivalent for the Licensed Patents. With respect to any patent listings required for any Regulatory Exclusivity for Products, the Parties will mutually agree on which Licensed Patents to list.

Section 4.7            Patent Marking. TESARO will mark, and will cause all other Selling Parties to mark, Products with all Licensed Patents in accordance with applicable Law, which marking obligation will continue for as long as (and only for as long as) required under applicable Law.

ARTICLE 5.        OBLIGATIONS OF THE PARTIES

Section 5.1            Responsibility. Following the Effective Date and at all times during the Term (except as expressly stated otherwise herein), TESARO shall be responsible for, and shall bear all costs associated with, the worldwide research, development and commercialization of the Product(s), including regulatory, manufacturing, distribution, marketing and sales activities. Subject to TESARO’s obligations hereunder, all decisions concerning the development, marketing and sales of Product(s) including the clinical and regulatory strategy, design, sale, price and promotion of Product(s) covered under this Agreement shall be within the sole discretion of TESARO.

Section 5.2            Diligence. TESARO shall (directly and/or through one or more Affiliates and/or Sublicensees) use Commercially Reasonable Efforts to develop and commercialize a Product. The foregoing shall include use of Commercially Reasonable Efforts (directly and/or through one or more Affiliates and/or Sublicensees) with respect to each of the Major Market Countries. In addition to the obligations of TESARO to use Commercially Reasonably Efforts, if TESARO, its Affiliates and/or their respective Sublicensees have not * by the * anniversary of the Effective Date, TESARO shall promptly (but in no event later than * days) notify AMGEN in writing of such failure to achieve such event in a timely manner (the “Diligence Notice”). AMGEN shall have the right to terminate this Agreement by providing written notice to TESARO upon becoming aware of such failure to achieve such event in a timely manner but no later than * days after receipt of the Diligence Notice.

Section 5.3            Reports. Prior to the payment of all Milestone Payments set forth in Section 1 of Exhibit D, on * of each year, TESARO shall submit to AMGEN a report summarizing in reasonable detail TESARO’s and its Affiliates’ activities related to the Exploitation of Products during the preceding *-month period.

Section 5.4            Product Supply. Except for the Licensed Materials listed on Exhibit A, TESARO shall be responsible for, and shall bear the cost of, obtaining (whether by manufacturing or causing to be manufactured) research, clinical and commercial supplies of Products.

ARTICLE 6.        REPRESENTATIONS

Section 6.1            Mutual Warranties. Each of AMGEN and TESARO represent and warrant that:

(a)                                  it is duly organized and validly existing under the Law of the jurisdiction of its incorporation, and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

(b)                                 it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the individual executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action; and

(c)                                  this Agreement is legally binding upon it and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material applicable Law.

Section 6.2            Additional AMGEN Warranties. AMGEN warrants to TESARO that, as of the Effective Date:

(a)                                  AMGEN Controls the Licensed Patents and the Licensed Know-How listed on Exhibit A, and is entitled to grant the licenses specified herein. AMGEN has not caused any Patent Right included in the Licensed Patents to be subject to any liens or encumbrances and AMGEN has not granted to any Third Party any rights or licenses under such Patent Rights or Licensed Know-How that would conflict with the licenses granted to TESARO hereunder. None of the Licensed Patents are in-licensed by AMGEN;

(b)                                 AMGEN has no knowledge of any claim or litigation that has been brought or threatened in writing by any Third Party alleging that the Licensed Patents are invalid or unenforceable;

(c)                                  and to Amgen’s knowledge, AMGEN is not currently Exploiting any * that includes ALK as a target.

Section 6.3            Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 6 (REPRESENTATIONS), NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, OR VALIDITY OF PATENT CLAIMS. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN BY EITHER PARTY THAT EITHER PARTY WILL BE SUCCESSFUL IN OBTAINING ANY PATENT RIGHTS, OR THAT ANY PATENTS WILL ISSUE BASED ON A PENDING APPLICATION. WITHOUT LIMITING THE RESPECTIVE RIGHTS AND OBLIGATIONS OF THE PARTIES EXPRESSLY SET FORTH HEREIN, EACH PARTY SPECIFICALLY DISCLAIMS ANY GUARANTEE THAT THE PRODUCTS WILL BE SUCCESSFUL, IN WHOLE OR IN PART.

Section 6.4            TESARO Covenants. TESARO covenants to AMGEN that:

(a)                                  it will conduct, and will cause its contractors to conduct, all preclinical and clinical studies for Products and manufacturing of Products, in accordance with (i) all U.S. Laws and the country in which such clinical studies are conducted, (ii) the known or published standards of the FDA and the Regulatory Authority in such country, and (iii) the scientific standards applicable to the conduct of such studies and activities in the United States and in such country including current good laboratory practice, current good clinical practice and current good manufacturing practice. Neither TESARO, nor any officer, employee or agent of TESARO, will make an untrue statement of a material fact to any Regulatory Authority with respect to Products (whether in any submission to such Regulatory Authority or otherwise), and neither will knowingly fail to disclose a material fact required to be disclosed to any Regulatory Authority with respect to Products;

(b)                                 it will not knowingly employ any personnel or knowingly use a contractor or consultant that has been debarred by the FDA (or subject to a similar sanction of a Regulatory Authority), or that is subject of an FDA debarment investigation or proceeding (or similar proceeding of a Regulatory Authority); and

(c)                                  it shall comply with all (i) U.S. Laws prohibiting the re-export, directly or indirectly, of certain controlled U.S.-origin items without a license to parties located in certain countries or appearing on certain U.S. Government lists of restricted parties; (ii) U.S. Laws prohibiting participation in non-U.S. boycotts that the United States does not support; and (iii) U.S. Laws prohibiting the sale of products to parties from any country subject to U.S. economic sanctions or who are identified on related U.S. Government lists of restricted parties.

ARTICLE 7.        INDEMNIFICATION

Section 7.1            Indemnity.

7.1.1       By AMGEN. AMGEN agrees to defend TESARO and its (and its Affiliates’) directors, officers, employees and agents (the “TESARO Indemnified Parties”) at AMGEN’s cost and expense, and will indemnify and hold TESARO and the other TESARO Indemnified Parties harmless from and against any claims, losses, costs, damages, fees or expenses (including legal fees and expenses) (collectively, “Losses”) resulting from any Third Party claim (including product liability claims) arising out of or otherwise relating to (a) the negligence or willful misconduct of AMGEN, or (b) the material breach of this Agreement or the representations and warranties made hereunder by AMGEN; except, in each case, to the extent such Losses result from clause (a), (b), or (c) of Section 7.1.2 (By TESARO). In the event of any such claim against the TESARO Indemnified Parties by a Third Party, TESARO shall promptly notify AMGEN in writing of the claim (provided, however, that any failure or delay to notify shall not excuse any obligations of AMGEN except to the extent AMGEN is actually prejudiced thereby) and AMGEN shall solely manage and control, at its sole expense, the defense of the claim and its settlement; provided, however, that AMGEN shall not settle any such claim without the prior written consent of TESARO if such settlement does not include a complete release from liability or if such settlement would involve undertaking an obligation (including the payment of money by a TESARO Indemnified Party), would bind or impair a TESARO Indemnified Party, or includes any admission of wrongdoing or that any intellectual property or proprietary right of TESARO is invalid or unenforceable. The TESARO Indemnified Parties shall cooperate with AMGEN and may, at their option and expense, be represented in any such action or proceeding by counsel of their own choosing.

7.1.2       By TESARO. TESARO agrees to defend AMGEN and its (and its Affiliates’) directors, officers, employees and agents (the “AMGEN Indemnified Parties”) at TESARO’s cost and expense, and will indemnify and hold AMGEN and the other AMGEN Indemnified Parties harmless from and against any Losses resulting from any Third Party claim (including product liability claims) arising out of or otherwise relating to (a) the negligence or willful misconduct of TESARO, its Affiliates, or their respective Sublicensees, (b) the Exploitation of any Product by or on behalf of TESARO, its Affiliates, or their respective Sublicensees (including from product liability and intellectual property infringement claims), or (c) the material breach of this Agreement or the representations, warranties and covenants made hereunder by TESARO; except, in each case, to the extent such Losses result from clause (a) or (b) of Section 7.1.1 (By AMGEN). In the event of any such claim against the AMGEN Indemnified Parties by a Third Party, AMGEN shall promptly notify TESARO in writing of the claim (provided, however, that any failure or delay to notify shall not excuse any obligation of TESARO except to the extent TESARO is actually prejudiced thereby) and TESARO shall solely manage and control, at its sole expense, the defense of the claim and its settlement; provided, however, that TESARO shall not settle any such claim without the prior written consent of AMGEN if such settlement does not include a complete release from liability or if such settlement would involve undertaking an obligation (including the payment of money by an AMGEN Indemnified Party), would bind or impair an AMGEN Indemnified Party, or includes any admission of wrongdoing or that any intellectual property or proprietary right of AMGEN is invalid or unenforceable. The AMGEN Indemnified Parties shall cooperate with TESARO and may, at their option and expense, be represented in any such action or proceeding by counsel of their own choosing.

Section 7.2            LIMITATION OF DAMAGES. IN NO EVENT SHALL EITHER PARTY BE LIABLE HEREUNDER TO THE OTHER PARTY FOR ANY PUNITIVE, RELIANCE, INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST REVENUE, LOST PROFITS, OR LOST SAVINGS) HOWEVER CAUSED AND UNDER ANY THEORY, EVEN IF IT HAS NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. THE LIMITATIONS SET FORTH IN THIS SECTION 7.2 (LIMITATION OF DAMAGES) SHALL NOT APPLY WITH RESPECT TO (A) ANY BREACH OF ARTICLE 8 (CONFIDENTIALITY) OR (B) THE INTENTIONAL MISCONDUCT OF A PARTY. NOTHING IN THIS SECTION 7.2 (LIMITATION OF DAMAGES) IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF A PARTY UNDER THIS ARTICLE 7 (INDEMNIFICATION) WITH RESPECT TO ANY DAMAGES PAID BY THE OTHER PARTY TO A THIRD PARTY IN CONNECTION WITH A THIRD-PARTY CLAIM.

Section 7.3            Insurance. At least * days prior to the initiation of the first Phase 1 Clinical Trial, TESARO shall at its own expense procure and maintain during the Term (and for * years thereafter) clinical trial liability insurance coverage adequate to cover its obligations hereunder and which is/are consistent with normal business practices of prudent pharmaceutical companies. Additionally, at least * days prior to First Commercial Sale, TESARO shall at its own expense procure and maintain during the Term (and for * years thereafter) product liability insurance coverage adequate to cover its obligations hereunder and which is consistent with normal business practices of prudent pharmaceutical companies. Each insurance policy required by and procured by TESARO under this Section 7.3 (Insurance) shall name AMGEN as an additional insured. Such insurance shall not be construed to create a limit of TESARO’s liability with respect to its indemnification obligations under this Article 7 (Indemnification). TESARO shall provide AMGEN with a certificate of insurance or other evidence of such insurance, upon request. TESARO shall provide AMGEN with written notice at least * days prior to the cancellation, non renewal or a material change in such insurance which materially adversely affects the rights of AMGEN hereunder, and * days prior written notice of cancellation for non-payment of premiums. TESARO’s insurance hereunder shall be primary with respect to the obligations for which TESARO is liable hereunder.

ARTICLE 8.        CONFIDENTIALITY

Section 8.1            Confidential Information.

8.1.1       Confidential Information. Each Party (“Disclosing Party”) may disclose to the other Party (“Receiving Party”), and Receiving Party may acquire during the course and conduct of activities under this Agreement, certain proprietary or confidential information of Disclosing Party in connection with this Agreement. The term “Confidential Information” will mean (a) all Licensed Know-How, (b) all Licensed Materials, and (c) all ideas and information of any kind, whether in written, oral, graphical, machine-readable or other form, whether or not marked as confidential or proprietary, which are transferred, disclosed or made available by Disclosing Party or at the request of Receiving Party, including any of the foregoing of Third Parties. Without limiting the foregoing, Licensed Know-How will be considered Confidential Information of AMGEN, and all financial and business disclosures from TESARO to AMGEN will be considered Confidential Information of TESARO.

8.1.2       Restrictions. During the Term and for * years thereafter, Receiving Party will keep all Disclosing Party’s Confidential Information in confidence with the same degree of care with which Receiving Party holds its own confidential information.  Receiving Party will not use Disclosing Party’s Confidential Information except for in connection with the performance of its obligations and exercise of its rights under this Agreement. Receiving Party has the right to disclose Disclosing Party’s Confidential Information without Disclosing Party’s prior written consent, to the extent and only to the extent reasonably necessary, to Receiving Party’s Affiliates and their employees, subcontractors, consultants or agents who have a need to know such Confidential Information in order to perform its obligations and exercise its rights under this Agreement and who are required to comply with the restrictions on use and disclosure in this Section 8.1.2 (Restrictions). Receiving Party will use diligent efforts to cause those entities and persons to comply with the restrictions on use and disclosure in this Section 8.1.2 (Restrictions). Receiving Party assumes responsibility for those entities and persons maintaining Disclosing Party’s Confidential Information in confidence and using same only for the purposes described herein.

8.1.3       Exceptions. Receiving Party’s obligation of nondisclosure and the limitations upon the right to use the Disclosing Party’s Confidential Information will not apply to the extent that Receiving Party can demonstrate that the Disclosing Party’s Confidential Information: (a) was known to Receiving Party or any of its Affiliates prior to the time of disclosure; (b) is or becomes public knowledge through no fault or omission of Receiving Party or any of its Affiliates; (c) is obtained by Receiving Party or any of its Affiliates from a Third

Party under no obligation of confidentiality to Disclosing Party; or (d) has been independently developed by employees, subcontractors, consultants or agents of Receiving Party or any of its Affiliates without the aid, application or use of Disclosing Party’s Confidential Information, as evidenced by contemporaneous written records.

8.1.4       Permitted Disclosures. Receiving Party may disclose Disclosing Party’s Confidential Information to the extent (and only to the extent) such disclosure is reasonably necessary in the following instances:

(a)                                  in order to comply with applicable law (including any securities law or regulation or the rules of a securities exchange) or with a legal or administrative proceeding;

(b)                                 in connection with prosecuting or defending litigation, Marketing Approvals and other regulatory filings and communications, and filing, prosecuting and enforcing Patents in connection with Receiving Party’s rights and obligations pursuant to this Agreement; and

(c)                                  in connection with exercising its rights hereunder, to its Affiliates; potential and future collaborators (including Sublicensees where TESARO is the Receiving Party); permitted acquirers or assignees; and investment bankers, investors and lenders;

provided, however, that (1) with respect to Sections 8.1.4(a) or 8.1.4(b), where reasonably possible, Receiving Party will notify Disclosing Party of Receiving Party’s intent to make any disclosure pursuant thereto sufficiently prior to making such disclosure so as to allow Disclosing Party adequate time to take whatever action it may deem appropriate to protect the confidentiality of the information to be disclosed, and (2) with respect to Section 8.1.4(c), each of those named people and entities are required to comply with the restrictions on use and disclosure in Section 8.1.2 (Restrictions) (other than investment bankers, investors and lenders, which must be bound prior to disclosure by commercially reasonable obligations of confidentiality).

Section 8.2            Terms of this Agreement; Publicity.

8.2.1       Restrictions. The Parties agree that the terms of this Agreement will be treated as Confidential Information of both Parties, and thus may be disclosed only as permitted by Section 8.1.4 (Permitted Disclosures). Except as required by law and except for the press release attached hereto as Exhibit E, each Party agrees not to issue any press release or public statement disclosing information relating to this Agreement or the transactions contemplated hereby or the terms hereof without the prior written consent of the other Party not to be unreasonably withheld (or as such consent may be obtained in accordance with Section 8.2.2 (Review)).

8.2.2       Review. In the event either Party (the “Issuing Party”) desires to issue a press release or other public statement disclosing information relating to this Agreement or the transactions contemplated hereby or the terms hereof, the Issuing Party will provide the other Party (the “Reviewing Party”) with a copy of the proposed press release or public statement (the “Release”). The Issuing Party will specify with each such Release, taking into account the urgency of the matter being disclosed, a reasonable period of time within which the Receiving Party may provide any comments on such Release (but in no event less than * days) and if the Receiving Party fails to provide any comments during the response period called for by the Issuing Party, the Reviewing Party will be deemed to have consented to the issuance of such Release. If the Receiving Party provides any comments, the Parties will consult on such Release and work in good faith to prepare a mutually acceptable Release. Either Party may subsequently publicly disclose any information previously contained in any Release so consented to. For the avoidance of doubt, TESARO, in its sole discretion, may disclose the results of research and any clinical trial conducted by TESARO or any health or safety matter related to a Product.

Section 8.3            Relationship to the Confidentiality Agreement. This Agreement supersedes that certain Confidential Disclosure Agreement between the Parties dated October 11, 2010, as amended; provided, however, that all “Confidential Information” disclosed or received by the Parties thereunder will be deemed “Confidential Information” hereunder and will be subject to the terms and conditions of this Agreement.

Section 8.4            Publications.

8.4.1       Right to Publish. Subject to the provisions of Sections 8.1 (Confidential Information), 8.2 (Terms of this Agreement; Publicity) and 8.4.2 (Review), both Parties shall have the right to publish with respect to ALK Compounds in publications, and to make scientific presentations on ALK Compounds (provided, however, that prior to any such publication or presentation by * with respect to a Product, * shall obtain * prior written consent).

8.4.2       Review. Except as required by Law or court order, for any proposed publication or presentation regarding an ALK Compound, the Party desiring to make such publication: (a) shall transmit a copy of the proposed publication for review and comment to the other Party at least thirty (30) days prior to the submission of such publication to a Third Party; shall postpone such publication for up to an additional sixty (60) days upon request of a Party to allow the consideration of appropriate patent applications or other protection to be filed; upon request of the other Party (or applicable licensee) shall remove all Confidential Information of the other Party (or applicable licensee); and (d) shall consider all reasonable comments made by the other Party (or its applicable licensee).

ARTICLE 9.      TERM & TERMINATION

Section 9.1            Term. The term of this Agreement (the “Term”) shall commence on the Effective Date, and unless terminated earlier as provided in this Article 9 (Term & Termination), shall continue in full force and effect until expiration of the last-to-expire Royalty Term for any Product in the Territory. Upon expiration of this Agreement, the licenses granted to TESARO by AMGEN under this Agreement to Exploit Products shall be fully paid-up, irrevocable and non-exclusive.

Section 9.2            Termination by AMGEN.

9.2.1       Breach. AMGEN will have the right to terminate this Agreement in full upon delivery of written notice to TESARO in the event of any material breach by TESARO of any terms and conditions of this Agreement, provided, however, that such termination will not be effective if such breach has been cured within ninety (90) days after written notice thereof is given by AMGEN to TESARO specifying the nature of the alleged breach; provided further, however, that to the extent such material breach involves the failure to make a payment when due, such breach must be cured within * days after written notice thereof is given by AMGEN to TESARO.

9.2.2       Termination for IP Challenge. AMGEN will have the right to terminate this Agreement in full upon written notice to TESARO in the event that TESARO or any of its Affiliates or Sublicensees directly or indirectly challenges in a legal or administrative proceeding the patentability, enforceability or validity of any Licensed Patents; provided, however, that AMGEN will not have the right to terminate this Agreement under this Section 9.2.2 (Termination for IP Challenge) for any such challenge by * if such challenge is dismissed within thirty (30) days of AMGEN’s notice to TESARO under this Section 9.2.2 (Termination for IP Challenge) and not thereafter continued.

Section 9.3            Termination by TESARO.

9.3.1       Breach. TESARO will have the right to terminate this Agreement in full upon delivery of written notice to AMGEN in the event of any material breach by AMGEN of any terms and conditions of this Agreement, provided, however, that such termination will not be effective if such breach has been cured within ninety (90) days after written notice thereof is given by TESARO to AMGEN specifying the nature of the alleged breach.

9.3.2       Discretionary Termination. TESARO will have the right to terminate this Agreement in full ninety (90) days after delivery of written notice to AMGEN if the Board of Directors of TESARO concludes due to scientific, technical, regulatory or commercial reasons, including (a) *, (b) *, (c) * or (d) *.

Section 9.4            Termination Upon Bankruptcy. Either Party may terminate this Agreement if, at any time, the other Party will file in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of that Party or of its assets, or if the other Party proposes a written agreement of composition or extension of its debts, or if the other Party will be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition will not be dismissed within sixty (60) days after the filing thereof, or if the other Party will propose or be a Party to any dissolution or liquidation, or if the other Party will make an assignment for the benefit of its creditors.

Section 9.5            Effects of Termination. Upon termination by either Party under Sections 9.2 (Termination by AMGEN), 9.3 (Termination by TESARO) or 9.4 (Termination Upon Bankruptcy):

(a)                                  TESARO will responsibly wind-down, in accordance with accepted pharmaceutical industry norms and ethical practices, any on-going clinical studies for which it has responsibility hereunder in which patient dosing has commenced or, if reasonably practicable and requested by AMGEN, allow TESARO, its Affiliates or its Sublicensees to complete such trials. TESARO will be responsible for any costs associated with such wind-down. AMGEN will pay all costs incurred by either Party to complete such studies should AMGEN request that such studies be completed.

(b)                                 A termination of this Agreement, will automatically terminate any sublicense granted by TESARO pursuant to Section 2.2 (Sublicenses).

(c)                                  All rights and licenses granted by AMGEN to TESARO in Article 2 (License Grant) will terminate, and TESARO and its Affiliates, and Sublicensees will cease all use of Licensed Know-How and Licensed Patents and all Exploitation of any Products.

(d)                                 Upon AMGEN’s request, all Marketing Approvals and other regulatory filings and communications owned (in whole or in part) or otherwise controlled by TESARO and its Affiliates, and Sublicensees, and all other documents relating to or necessary to further Exploit any Products, as such items exist as of the effective date of such termination (including all related completed and ongoing clinical studies) will be assigned to AMGEN, and TESARO will provide to AMGEN one (1) copy of the foregoing and all documents contained in or referenced in any such items, together with the raw and summarized data for any clinical studies (and where reasonably available, electronic copies thereof). In the event of any failure to obtain assignment, TESARO hereby consents and grants to AMGEN the right to access and reference (without any further action required on the part of TESARO, whose authorization to file this consent with any Regulatory Authority is hereby granted) any such item.

(e)                                  TESARO hereby grants to AMGEN and its Affiliates, and AMGEN and its Affiliates will automatically have, a worldwide, perpetual and irrevocable, royalty-free and fully paid-up, exclusive license, with the right to grant sublicenses through multiple tiers, under Know-How and Patent Rights that are Controlled by TESARO or any of its Affiliates and Sublicensees for Exploiting Products (such license effective only as of and after the effective date of such termination). The Patent Rights so licensed will be subject to the prosecution and maintenance and enforcement and defense rights and obligations set forth in Article 4 (Patent Prosecution, Maintenance & Infringement) as if they were “Licensed Patents”

thereunder, with the roles of AMGEN and TESARO reversed (and such other changes as are appropriate from the context).

(f)                                    Upon AMGEN’s request, TESARO will assign (or, if applicable, will cause its Affiliates or Sublicensees to assign) to AMGEN all of TESARO’s (and such Affiliates’ and Sublicensees’) right, title and interest in and to any registered or unregistered trademarks or internet domain names that are specific to a Product worldwide (it being understood that the foregoing will not include any trademarks or internet domain names that contain the corporate or business name(s) of TESARO).

(g)                                 TESARO agrees (and shall cause its Affiliates and Sublicensees as a condition of the grant of the applicable Sublicense to so agree) to fully cooperate with AMGEN and its designee(s) to facilitate a smooth, orderly and prompt transition of the Exploitation of Products to AMGEN and/or its designee(s). Upon request by AMGEN, TESARO shall transfer to the AMGEN some or all quantities of Products in its possession. If TESARO is, at the time of such termination of this Agreement, party to any Third Party contracts with respect to a Product, then it shall provide AMGEN notice of and (to the extent permitted to do so), copies thereof. TESARO shall assign to AMGEN any such contracts requested by AMGEN, to the extent it has the right under such contract(s) to do so (and shall use commercially reasonable efforts to obtain any required consents). In addition, TESARO shall, at * cost and expense, provide any cooperation reasonably requested by AMGEN to ensure uninterrupted supply of Products. If TESARO manufactured any Product at the time of termination, then TESARO shall continue to provide for manufacturing of such Product for AMGEN, at * percent * of the fully-burdened manufacturing cost therefore, from the date of notice of such termination until the sooner to occur of such time as AMGEN is able, using commercially reasonable efforts to do so, to secure an acceptable alternative commercial manufacturing source from which sufficient quantities of Product may be procured and legally sold in the Territory or * months from the effective date of termination of this Agreement.

Section 9.6            Survival. In addition to the termination consequences set forth in Section 9.5 (Effects of Termination), the following provisions will survive termination or expiration of this Agreement: Articles 1 (Definitions), 7 (Indemnification), 8 (Confidentiality), and 10 (Miscellaneous) and Sections 2.7 (Limited Exploitation Rights), 3.2 (Milestone Payments) (with respect to milestones reached prior to such expiration or termination), 3.3 (Royalties) (with respect to sales made before such expiration or termination), 3.4 through 3.8 (inclusive) (with respect to periods with sales of Products made before such expiration or termination), 4.3 through 4.5 (with respect to any action initiated prior to such expiration or termination), 6.3 (Disclaimer), 9.5 (Effects of Termination) and this Section 9.6 (Survival). Additionally, Section 2.5 (Restrictions) will survive termination (but not expiration) of this Agreement with respect to TESARO (but not AMGEN). Termination or expiration of this Agreement will not relieve the Parties of any liability or obligation which accrued hereunder prior to the effective date of such termination or expiration nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation. All other rights and obligations will terminate upon expiration of this Agreement.

ARTICLE 10.                                              MISCELLANEOUS

Section 10.1         Entire Agreement; Amendment. This Agreement and all Exhibits attached to this Agreement constitute the entire agreement between the Parties as to the subject matter hereof. All prior and contemporaneous negotiations, representations, warranties, agreements, statements, promises and understandings with respect to the subject matter of this Agreement are hereby superseded and merged into, extinguished by and completely expressed by this Agreement. None of the Parties shall be bound by or charged with any written or oral agreements, representations, warranties, statements, promises or understandings not specifically set forth in this Agreement. No amendment, supplement or other modification to any provision of this Agreement shall be binding unless in writing and signed by all Parties.

Section 10.2         Section 365(n) of the Bankruptcy Code. All rights and licenses granted under or pursuant to any section of this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the U.S. Bankruptcy Code to the extent permitted thereunder. The Parties shall retain and may fully exercise all of their respective rights and elections under the U.S. Bankruptcy Code. Upon the bankruptcy of any Party, the non-bankrupt Party shall further be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property, and such, if not already in its possession, shall be promptly delivered to the non-bankrupt Party, unless the bankrupt Party elects to continue, and continues, to perform all of its obligations under this Agreement.

Section 10.3         Independent Contractors. The relationship between TESARO and AMGEN created by this Agreement is solely that of independent contractors. This Agreement does not create any agency, distributorship, employee-employer, partnership, joint venture or similar business relationship between the Parties. Neither Party is a legal representative of the other Party, and neither Party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever. Each Party shall use its own discretion and shall have complete and authoritative control over its employees and the details of performing its obligations under this Agreement.

Section 10.4         Governing Law; Jurisdiction. This Agreement and its effect are subject to and shall be construed and enforced in accordance with the law of the State of New York, without regard to its conflicts of laws, except as to any issue which depends upon the validity, scope or enforceability of any Licensed Patent, which issue shall be determined in accordance with the laws of the country in which such patent was issued. Each of the Parties hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York for any matter arising out of or relating to this Agreement and the transactions contemplated hereby, and agrees not to commence any litigation relating thereto except in such courts. Each of the Parties hereby irrevocably and unconditionally waives any objection to the laying of venue of any matter arising out of this Agreement or the transactions contemplated hereby in the courts of the State of New York and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such matter brought in any such court has been brought in an inconvenient forum. The Parties agree that a final judgment in any such matter shall be conclusive and may be enforced in other jurisdictions by suits on the judgment or in any other manner provided by law. Any proceeding brought by either Party under this Agreement shall be exclusively conducted in the English language.

Section 10.5         Notice. All notices or communication required or permitted to be given by either Party hereunder shall be deemed sufficiently given if mailed by registered mail or certified mail, return receipt requested, or sent by overnight courier, such as Federal Express, to the other Party at its respective address set forth below or to such other address as one Party shall give notice of to the other from time to time hereunder. Mailed notices shall be deemed to be received on the third (3rd) business day following the date of mailing. Notices sent by overnight courier shall be deemed received the following business day.

If to TESARO:	Tesaro, Inc.
309 Waverley Oaks Road, Suite 101
Waltham, MA 02452
Attn: Chief Financial Officer

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP
100 International Drive, Suite 2000
Baltimore, MD 21202
Attn: Asher M. Rubin

If to AMGEN:	Amgen Inc.
One Amgen Center Drive
Thousand Oaks, CA 91320
Attn: Corporate Secretary

Section 10.6         Compliance With Law; Severability. Nothing in this Agreement shall be construed to require the commission of any act contrary to Law. If any one or more provisions of this Agreement is held to be invalid, illegal or unenforceable, the affected provisions of this Agreement shall be curtailed and limited only to the extent necessary to bring it within the applicable legal requirements and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

Section 10.7         Non-Use of Names. AMGEN shall not use the name, trademark, logo, physical likeness or name of TESARO or any of its officers, directors or employees, or any adaptation of any of them, in any advertising, promotional or sales literature, without such TESARO’s prior written consent. AMGEN shall require its Affiliates to comply with the foregoing. TESARO shall not use the name, trademark, logo, physical likeness or name of AMGEN or any of its officers, directors or employees, or any adaptation of any of them, in any advertising, promotional or sales literature, without AMGEN’s prior written consent. TESARO shall require its Affiliates and Sublicensees to comply with the foregoing.

Section 10.8         Successors and Assigns. Neither this Agreement nor any of the rights or obligations created herein, except for the right to receive any remuneration hereunder, may be assigned by either Party, in whole or in part, without the prior written consent of the other Party, not to be unreasonably withheld or delayed except that either Party shall be free to assign this Agreement in connection with any merger, sale of such Party or sale of all or substantially all of the assets of the Party (a “Sale Transaction”), without the prior consent of the non-assigning Party. This Agreement shall bind and inure to the benefit of the successors and permitted assigns of the Parties hereto. Any assignment of this Agreement in contravention of this Section 10.9 (Successors and Assigns) shall be null and void.

Section 10.9         Sale Transaction or AMGEN Acquisition. In the event of (x) a Sale Transaction, or (y) the acquisition by AMGEN of all or substantially all of the business of a Third Party (together with any entities that were Affiliates of such Third Party immediately prior to such acquisition, an “AMGEN Acquiree”), whether by merger, sale of stock, sale of assets or otherwise (an “AMGEN Acquisition”):

(a)                                  intellectual property rights of the acquiring party in a Sale Transaction, if other than one of the Parties to this Agreement (together with any entities that were affiliates of such Third Party immediately prior to such Sale Transaction, a “Third Party Acquirer”), or the AMGEN Acquiree, as applicable, shall not be included in the technology licensed hereunder or otherwise subject to this Agreement; and

(b)                                 in the event of a Sale Transaction involving AMGEN or an AMGEN Acquisition, notwithstanding any other provision of this Agreement to the contrary, no product of the Third Party Acquirer or AMGEN Acquiree (each such product, an “Excluded Product”), shall be deemed a “Product” hereunder (even if such Excluded Product would be within the definition of “Product” hereunder), so long as such Excluded Product is: (i) controlled by the Third Party Acquirer prior to the Sale Transaction, or by the AMGEN Acquiree prior to consummation of the AMGEN Acquisition, as applicable; (ii) acquired (whether by in-license or otherwise) by the Third Party Acquirer, or by the AMGEN Acquiree, as applicable, in each case, from another Third Party after consummation of such Sale Transaction or AMGEN Acquisition; or (iii) solely in the case of a Sale Transaction, developed internally by the Third Party Acquirer without material use of or reference to Confidential Information of AMGEN within the Licensed Know-How.

Section 10.10       Waivers. A Party’s consent to or waiver, express or implied, of any other Party’s breach of its obligations hereunder shall not be deemed to be or construed as a consent to or waiver of any other breach of the same or any other obligations of such breaching Party. A Party’s failure to complain of any act, or failure to act, by the other Party, to declare the other Party in default, to insist upon the strict performance of any obligation or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof, no matter how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder, of any such breach, or of any other obligation or condition. A Party’s consent in any one instance shall not limit or waive the necessity to obtain such Party’s consent in any future instance and in any event no consent or waiver shall be effective for any purpose hereunder unless such consent or waiver is in writing and signed by the Party granting such consent or waiver.

Section 10.11       No Third Party Beneficiaries. Nothing in this Agreement shall be construed as giving any Person, other than the Parties hereto and their successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof, except for the provisions of Article 7 (Indemnification) (with respect to which the persons to which Article 7 (Indemnification) applies shall be Third Party beneficiaries in accordance with Article 7 (Indemnification)).

Section 10.12       Headings; Exhibits. Article and Section headings used herein are for convenient reference only, and are not a part of this Agreement. All Exhibits are incorporated herein by this reference.

Section 10.13       Interpretation. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or). The term “including” as used herein shall mean including, without limiting the generality of any description preceding such term. All references to a “business day” or “business days” in this Agreement means any day other than a day which is a Saturday, a Sunday or any day banks are authorized or required to be closed in the United States. The language in all parts of this Agreement shall be deemed to be the language mutually chosen by the Parties. The Parties and their counsel have cooperated in the drafting and preparation of this Agreement, and this Agreement therefore shall not be construed against any Party by virtue of its role as the drafter thereof.

Section 10.14       Counterparts. This Agreement may be executed in counterparts by a single Party, each of which when taken together shall constitute one and the same agreement, and may be executed through the use of facsimiles or .pdf documents.

[signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

TESARO, INC.		AMGEN INC.

By:	/s/ Lonnie Moulder	By:	/s/ Jonathan Peacock
Name:	Lonnie Moulder	Name:	Jonathan Peacock
Title:	Chief Executive Officer	Title:	Executive Vice President and Chief
Financial Officer

/s/ Mary Lynne Hedley		By:	/s/ Roger Perlmutter
Name:	Mary Lynne Hedley Ph.D.	Name:	Roger Perlmutter, M.D., Ph.D.
Title:	President, C.S.O.	Title:	Executive Vice President, Research
and Development

EXHIBIT A

LICENSED KNOW-HOW
TECHNOLOGY TRANSFER

Amgen shall provide to Tesaro the content of Tables 1 - 4 within * days (unless otherwise noted) of the Effective Date.

Table 1. Licensed Materials

Identifier Name	Epitope	Function	Quantity	Concentration

*	*	*	*	*

*	*	*	*	*

*	*	*	*	*

*	*	*	*	*

*	*	*	*	*

*	*	*	*	*

*	*	*	*	*

Exhibit A - 1

*	*	*	*	*

Table 2. Experimental Methods

Method	Number	Function

*	*	*

*	*	*

*	*	*

*	*	*

*	*	*

*	*	*

*	*	*

*	*	*

*	*	*

*	*	*

*	*	*

*	*	*

*	*	*

Exhibit A - 2

*	*	*

*	*	*

Exhibit A - 3

Table 3. ALK Research Program

Filenames indicated as “Same” have a Filename identical to the Description.

Description	Filename

Summary

*	*

*	*

*	*

Publications

*	*

*	*

*	*

In Vitro

*	*

*	*

*	*

*	*

*	*

*	*

*	*

*	*

*	*

*	*

Pharmacodynamics

*	*

*	*

*	*

Exhibit A - 4

*	*

Description	Filename

*	*

*	*

*	*

*	*

*	*

*	*

*	*

*	*

*	*

*	*

*	*

Chemistry

*	*

*	*

*	*

*	*

*	*

*	*

*	*

*	*

Exhibit A - 5

Intellectual Property

*	*

*	*

*	*

Description	Filename

*	*

*	*

*	*

*	*

PKDM

*	*

*	*

*	*

*	*

*	*

*	*

*	*

*	*

*	*

*	*

*	*

*	*

*	*

*	*

*	*

*	*

*	*

*	*

*	*

*	*

*	*

*	*

Exhibit A - 6

*	*

*	*

*	*

*	*

Description	Filename

*	*

*	*

Pharmaceutics

*	*

*	*

*	*

*	*

*	*

*	*

*	*

*	*

*	*

*	*

*	*

Exhibit A - 7

*	*

*	*

*	*

*	*

*	*

*	*

*	*

*	*

Description	Filename

*	*

*	*

*	*

*	*

*	*

*	*

*	*

*	*

Exhibit A - 8

*	*

*	*

*	*

*	*

*	*

*	*

*	*

Crystallography

*	*

*	*

Description	Filename

*	*

Preclinical report to be provided

*

Exhibit A - 9

Table 4. Chemical Synthesis

Description	Filename

*	*

*	*

*	*

*	*

*	*

*	*

Exhibit A - 10

AMGEN consulting support

AMGEN to provide consulting support (not to exceed * in the aggregate) in connection with the transfer of Licensed Know-How and Licensed Materials and the Exploitation of Products. The aggregate maximum * of consulting support shall be allocated across activities a, b, and c below.

a.             Up to * of AMGEN scientist’s time per * report listed on Table 5 below (or any alternative or additional reports thereto) will be provided to consult with TESARO in TESARO’s writing of such reports (including the provision of any * reasonably necessary to prepare such report);

b.             * support to transition the * of the Licensed ALK Compounds listed on Exhibit B to TESARO or *; and

c.             General support.

Notwithstanding the forgoing, in the event that TESARO requires additional consulting support in excess of * in connection with the transfer of Licensed Know-How and Licensed Materials or the Exploitation of Products, then TESARO may request such additional support in writing. AMGEN shall notify TESARO within * days of receipt of such request whether it, in its * discretion, is willing to provide such additional consulting support.

All of TESARO’s requests for consulting support shall be directed to Amgen’s * (currently *).

Exhibit A - 11

Table 5. Tentative Titles of IND Enabling Study Reports for Amgen Generated Data

Report No.	Title

1	*

2	*

3	*

4	*

5	*

6	*

7	*

8	*

9	*

10	*

11	*

12	*

Exhibit A - 12

Report No.	Title

13	*

14	*

15	*

16	*

17	*

18	*

19	*

20	*

21	*

Exhibit A - 13

EXHIBIT B

LICENSED ALK COMPOUNDS

*

Exhibit B - 1

EXHIBIT C

LICENSED PATENTS

1.               *

2.               *

Exhibit C - 1

EXHIBIT D

LICENSE FEES & ROYALTIES

1.                                       Milestone Payments: The Milestone Events and Milestone Payments to be made pursuant to Section 3.2 of the Agreement are as follows:

Milestone Event	Region (if applicable)	Payment
*	*	$	*
*	*	$	*
*	*	$	*
*	*	$	*
*	*	$	*
*	*	$	*
*	*	$	*
*	*	$	*
*	*	$	*
*	*	$	*

2.                                       Royalties: The royalty rates payable under Section 3.3 of the Agreement with respect to Net Sales of Product(s):

a.                                       * percent * on the portion of cumulative Net Sales for all Products less than $*.

b.                                      * percent * on the portion of cumulative Net Sales for all Products between $* and $*, inclusive.

c.                                       * percent * on the portion of cumulative Net Sales for all Products greater than $*.

Exhibit D - 1

For the avoidance of doubt, (i) if a Product is covered by more than one Licensed Patent, the above royalty shall be paid only once, and (ii) the royalty tiers for Net Sales for all Products shall be determined on a cumulative, not annual, basis.

3.                                       Third Party Payments. In the event that * obtains a license under Patent Rights of a Third Party in any country that *, on the advice of patent counsel, determines, in the absence of a license thereunder, would be considered to be infringed by the manufacture, use, sale, offer for sale or import of a Product sold by * in such country (in each case, a “Necessary Third Party License”), then * may deduct * of the royalties actually paid to such Third Party under such Necessary Third Party License with respect to sales of such Product in such country from the * owed to * pursuant to Section 2 of this Exhibit D with respect to Net Sales of such Product in such country.

4.                                       No Valid Claim. In the event that no Products are Covered by at least one (1) Valid Claim of a Licensed Patent within the Territory, then the royalty rates set forth in Section 2 of this Exhibit D shall be reduced to * percent * of Net Sales.

5.                                       Maximum Deduction. In no event, however, will a deduction, or deductions, in the royalty rate pursuant to Section 3 of this Exhibit D or Section 4 of this Exhibit D, reduce the royalty rate payable by * on Net Sales of Products pursuant to Section 2 of this Exhibit D below * percent * of Net Sales.

6.                                       Mutual Convenience of the Parties. The royalty and other payment obligations set forth hereunder have been agreed to by the Parties for the purpose of reflecting and advancing their mutual convenience, including the ease of calculating and paying royalties and other amounts to AMGEN. TESARO hereby stipulates to the fairness and reasonableness of such royalty and other payments obligations and covenants not to allege or assert, nor to allow any of its Affiliates or Sublicensees to allege or assert, nor further to cause or support any other Third Parties to allege or assert, that any such royalty or other payments obligations are unenforceable or illegal in any way.

Exhibit D - 2

EXHIBIT E

PRESS RELEASE

FOR IMMEDIATE RELEASE

TESARO ENTERS INTO EXCLUSIVE LICENSE AGREEMENT WITH AMGEN TO ACQUIRE RIGHTS TO ANAPLASTIC LYMPHOMA KINASE (ALK) PROGRAM

TESARO will be responsible for worldwide development and commercialization

Amgen’s oral, small molecule ALK inhibitors are highly potent and selective, and possess desirable pharmaceutical properties

Recent clinical proof-of-concept has been demonstrated for ALK inhibition in patients with ALK positive non-small cell lung cancer

Boston, MA — March XX, 2011 — TESARO, Inc., an oncology-focused biopharmaceutical company, today announced the signing of an agreement with Amgen Inc. granting TESARO exclusive worldwide rights for the development, manufacture, commercialization and distribution of small molecule inhibitors of Anaplastic Lymphoma Kinase (ALK). TESARO plans to develop one or more compounds for oncology indications, including the treatment of patients with non-small cell lung cancer (NSCLC) whose tumors are ALK-positive. The agreement includes an upfront payment and potential future payments and royalties associated with the achievement of certain development and commercial milestones.

Abnormal ALK fusion proteins are thought to be a key driver of certain types of cancers, including a sub-population of NSCLC as demonstrated in recent clinical trials of an ALK inhibitor. Sub-populations of other cancers including lymphoma and neuroblastoma are also associated with abnormal expression of ALK proteins. ALK is generally not expressed in normal adult tissue and therefore represents a promising molecular target for the development of a cancer therapeutic. Amgen’s oral, small molecule ALK inhibitors are highly potent and selective, and possess desirable pharmaceutical properties.

“TESARO is very pleased to announce this license agreement and intends to rapidly complete the necessary studies and activities required for submission of an IND application and advance this promising therapeutic for cancer patients to clinical phase testing,” said Mary Lynne Hedley, Ph.D., President and Chief Scientific Officer of TESARO. “Molecularly targeted therapies associated with companion diagnostic tests could allow for more rapid and efficient drug development and increase the likelihood of success in defined patient populations. ALK inhibition shows great promise for a specific and identifiable population of patients. Obtaining rights to this potentially best-in-class program advances our mission to make a difference in the lives of cancer patients and enhances our company’s pipeline of cancer therapeutics and supportive care agents.”

Exhibit E - 1

About Anaplastic Lymphoma Kinase and Non-Small Cell Lung Cancer

ALK gene fusions that result in constitutive activation of ALK are associated with sub-sets of certain cancers including non-small cell lung cancer. ALK is thought to be a key driver of certain types of cancers, including a sub-population of NSCLC as demonstrated in recent clinical trials of an ALK inhibitor. Abnormal ALK proteins are also associated with sub-populations of other cancers including lymphoma and neuroblastoma. ALK is generally not expressed in normal adult tissue and therefore represents a promising molecular target for the development of a cancer therapeutic.

Worldwide, over 1.3 million new lung cancer cases are identified annually. Lung cancer is the leading cause of cancer death in men and the second leading cause of cancer death in women. NSCLC is responsible for approximately 85% of all lung cancer cases with 75% of these patients being diagnosed with metastatic or advanced disease, for which the five-year survival rate is approximately 5%. ALK is believed to be a key driver of tumor development in approximately 5% of all NSCLC patients.

About TESARO, Inc.

Founded in 2010, TESARO is a privately held oncology-focused biopharmaceutical company dedicated to improving the lives of cancer patients by acquiring, developing and commercializing safer and more effective therapeutics. The Company is developing rolapitant, a potent, selective neurokinin-1 receptor antagonist that has completed Phase 2 clinical testing for the prevention of chemotherapy induced nausea and vomiting. Phase 3 clinical testing of rolapitant is planned to commence during 2011. TESARO was co-founded by former executives of MGI PHARMA, an oncology and acute-care focused biopharmaceutical company that Eisai Co., Ltd. acquired in 2008 for $3.9 billion. TESARO is headquartered in Waltham, Massachusetts. For more information, visit www.tesarobio.com.

For Further Information Contact:

For TESARO

Richard Rodgers

EVP & Chief Financial Officer

+1.305.575.6015

rrodgers@tesarobio.com

###

Exhibit E - 2

EXHIBIT F

ALK COMPOUND SUB-STRUCTURES

*

Exhibit F - 1